Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Regencell Bioscience Holdings Ltd. on Form F-1 of our report dated November 13, 2020, except for Note 7, which is dated June 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of consolidated financial statements of Regencell Bioscience Holdings Ltd. and Subsidiaries as of and for the years then ended June 30, 2020 and 2019. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

June 22, 2021